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                                   EXHIBIT 2.4
                              ASSOCIATION CONTRACT



BASIC CONTRACT OF SMALL CARBON EXPLORATION/EXPLOITATION BETWEEN ECOCARBON AND ERASMO ALFREDO ALMANZA LATORRE.

OBJECT:

9.1 This small mining contract in its various stages of exploration, construction and exploitation is subject to the Program of Geological Exploration---Annex no. 5 and the Work and Investment program (P.T.I.) Annex no. 6 presented by the contractor and approved by Ecocarbon.

9.2 The area subject to this contract is according to the following coordinates: (see Spanish contract)

9.3 This area is located in the municipality of Guaduas and has a total surface area of 390 hectares.

9.4 This area is part of a major extension approved on March 25, 1987 and relinquished/returned by Carbocol.

9.5 It is understood that the area approved is the area designated by the above mentioned coordinates.

9.6 Ecocarbon shall not be responsible for any improvements of the area if the area is lost by the contractor.

9.7 Ecocarbon has the right to designate the maximum depth allowed within the contract area.

9.8      The contractor shall mark/stake out the area in accordance to clause
         9.3 of this contact.

SECOND:  CONDITIONS

1.1 The present contract shall be considered void due to the following events:

1.1.1 If during the time period of this contract a third party claims the right to this area and this is upheld legally, Ecocarbon will honor this judgement.

1.1.2 If during the following 3 months after the awarding of this contract the contractor has not registered with the CAR- Corporation Autonoma Regional- the Environmental plan for the project and has not given Ecocarbon a copy of this plan.

1.1.3 If the contractor has not presented within the time period established the Work and Investment Plan (P.T.I.).

1.1.4 When the environmental permits are rejected by the proper authorities.

THIRD:  NON INTERFERENCE OR INTEGRATION OF LARGE MINING PROJECTS.

2.1 If a large mining project is started in the area the contractor shall comply with the instructions provided by Ecocarbon in order not to interfere with the large mining project.

2.2 In the case of technical or economical reasons where it is impossible to avoid interference, Ecocarbon can order the integration of this area to the large mining project, according to article no. 90 of the Mining Code.

FOURTH: VALUE OF THE CONTRACT. This present contract does not have any value at the time of awardance and is considered a contract without an amount.


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FIFTH: DURATION OF THE CONTRACT. This present contract shall have duration of
12 years and 0 months.

4.1 Period for exploration: 12 months plus 2 months for the study and approval of the Final Information of Exploration (I.F.E.), 6 months to put together the Work and Investment Program (P.T.I.), and 2 months for Ecocarbon's evaluation of this plan.

4.2 Time period for the construction: 7 months, plus 1 month for the presentation of the final information.

4.3      Time period for the exploitation: 10 years and 6 months.

4.4 The terms of the phases of exploration, construction and the presentation of the I.F.E. and P.T.I can be extended but shall not exceed 50% of the initial time period. The application for these extensions shall be provided to Ecocarbon one month before the deadline.

4.5 The exploitation period can be extended if the contractor presents a letter requesting this extenuation 6 months before its expiration.

4.6 When the contractor asks for an extension of any of the above-mentioned phases the time of the extenuation shall be discounted from the Exploitation stage.

SIXTH: THE GEOLOGICAL EXPLORATION PROGRAM (P.E.G)--- Within 3 months of the issuance of this contract the contractor shall submit the P.E.G. to Ecocarbon for its approval. This program shall detail the work needed for the exploration, the activities that are to be accomplished, the time of duration for each activity, and the method to be used for the work and the estimated investment. The P.E.G. shall be an integral part of the contract, and shall be considered Annex No. 5, and until it is approved by Ecocarbon the contractor has not completed his requirements established in clause 15 and shall not begin the exploration phase. The additional time needed to make corrections to the P.E.G. shall be deducted from the Exploitation phase.

SEVENTH: EXPLORATION WORK AND INFORMATION. During the exploration, the contractor shall realize the work as described in the approved P.E.G. and shall present the following information, according to Annex No. 7.

6.0.1 The contractor is obligated to present to Ecocarbon in the exploration phase, weekly information for the work done in the area. This report includes the work in progress from the week before and the work that will carry over into the following week.

6.0.2 This report shall include the development of the work done, the investment made and the results obtained.

6.1 Final information of the Exploration phase. I.F.E.: At the end of the exploration phase, the contractor shall present the Final Information of the Exploration phase which shall include the information of Annex No. 3 and adjusted to Annex no. 2.

6.2 Once the I.F.E. is presented Ecocarbon shall have two months to approve the program or to write its objections which they feel are pertinent and give a time period in which corrections, modifications of additions can be name. This time period will be deducted from the exploration stage. If there is no answer from Ecocarbon during this time period then the contractor can assume that the I.F.E. has been approved and enter into the P.T.I. stage.





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